                     [LETTERHEAD OF RICHARD F. OBER, JR.
                 EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL]
                                                                     EXHIBIT 5

May 4, 1994

UJB Financial Corp.
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543

          Re: Registration Statement on Form S-4 of UJB Financial Corp. Relating to Shares of UJB Financial Corp. Common Stock Issuable in Connection with the Merger of VSB Bancorp, Inc. with and into UJB Financial Corp.

Gentlemen:

   This opinion is given in connection with Registration Statement No. 33-52769 on Form S-4 (the "Registration Statement"), filed by UJB Financial Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an aggregate of up to 3,530,041 shares of the Company's Common Stock, par value $1.20 per share (the "Shares"), to be issued to shareholders of VSB Bancorp, Inc. in connection with the merger of VSB Bancorp, Inc. with and into the Company, pursuant to an Agreement and Plan of Merger dated December 16, 1993 (the "Merger Agreement").

   I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

   Based upon the foregoing and assuming that (i) the Merger Agreement is duly approved by the requisite vote of the stockholders of VSB Bancorp, Inc. and
(ii) that a Certificate of Merger meeting all applicable requirements of the New Jersey Business Corporation Act and the Delaware General Corporation Law is duly executed and filed in accordance with such statutes, I am of the opinion that the Company's Shares registered under the Registration Statement and to be issued in accordance with the Merger Agreement upon the effectiveness of the Merger in exchange for outstanding shares of the Common Stock, par value $.01 per share, of VSB Bancorp, Inc. will be validly issued, fully paid and nonassessable.

   I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Prospectus which is part of said Registration Statement.

                                     Very truly yours,

                                     /s/ RICHARD F. OBER, JR.